EXHIBIT 10.2

EMPLOYMENT AGREEMENT
SAMUEL BORGESE

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of January 18, 2011 by and between El Pollo Loco, Inc. (the “Company”) and Samuel Borgese (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive is willing to accept such employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Term of Employment; Executive Representation.

(a)
Employment Term.  Subject to the terms and conditions set forth in this Agreement, the term of Executive's employment under this Agreement shall commence on January 18, 2011 (the “Effective Date”) and end on the second anniversary of the Effective Date (the “Employment Term”).  The Employment Term shall terminate upon termination of Executive's employment as set forth in Section 7. Additionally, if not terminated pursuant to Section 7, or by either party by delivery of written notice to the other party (delivered not less than thirty (30) days prior to the end of the initial Employment Term) of its desire not to renew the Employment Term, the Employment Term shall automatically renew for an additional one (1) year renewal period (i.e., a third year) which period shall be considered part of the "Employment Term."  Notwithstanding anything herein to the contrary, in no event shall a notice of non-renewal of the Employment Term by either party or the termination of Executive's employment upon or following the subsequent expiration of the Employment Term constitute a termination of Executive's employment by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below).

(b)
Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

2.	Position.

(a)	During the Employment Term, Executive shall serve as the Company’s Executive Chairman and shall principally perform Executive’s duties to the Company and its affiliates from the Company’s offices in the Orange County, California metropolitan area, subject to normal and customary travel requirements in the conduct of the Company’s business.  Executive shall have such authorities, duties and responsibilities as the Board of Directors of the Company (the "Board") may from time to time assign to him and will be responsible for overseeing implementation of the strategic direction of the Company, and for providing assistance to the President and Chief Executive Officer of the Company (the “CEO”) in the fulfillment of the CEO’s responsibilities, including, but not limited to, evaluating the performance of the Company’s executive management and maintaining and enhancing the Company’s relationship with its customers, suppliers, and others.

(b)
During the Employment Term, Executive will devote seventy-five percent (75%) of normal business hours and his best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation (including in an advisory capacity, consulting capacity, or otherwise) for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that Executive shall be permitted to (i) participate in such charitable and community-related services as Executive may choose, (ii) may serve as a Board member of not more than two other entities, subject to approval by the Board which approval shall not be unreasonably withheld, and (iii) may make or hold passive investments; provided further that in each case, and in the aggregate, such services do not materially interfere with his duties hereunder.

3.	Compensation.

(a)
During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $262,500 (less applicable withholding taxes), payable in regular installments in accordance with the Company’s usual payment practices.  Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board.

(b)
With respect to each full calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based on the achievement of specified performance goals, which shall be determined by the Board in its sole discretion within ninety (90) days following the commencement of each calendar year, with a targeted bonus equal to seventy-five percent (75%) of Executive’s then current Base Salary (the “Target Bonus”).  The Annual Bonus, if any, will be paid between January 1 and April 15 of the year following the year to which it relates.

(c)
During the Employment Term, Executive shall receive an automobile allowance and related benefits on the same terms and conditions as is provided to other senior officers of the Company, which currently includes a $600 monthly allowance, payable in regular installments in accordance with the Company’s usual payment practices, and reimbursement for gas expenses in accordance with Company policies.

4.	Equity. During the Employment Term, Executive shall be eligible to participate in the Company's equity-based compensation plan, subject to the terms and conditions thereof.

5.
Employee Benefits.  During the Employment Term, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, including, without limitation, health insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other senior executives of the Company.  Executive shall be provided with annual vacation of sixteen (16) business days per each twelve (12) month period or additional weeks on a basis consistent with Company policy.

6.
Business Expenses.  During the Employment Term, reasonable, documented business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies. Executive shall be reimbursed for his legal expenses relating to the negotiation and execution of this Agreement in an amount not to exceed $2,500, in accordance with such Company policies.

7.
Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least ninety (90) days advance written notice of any resignation of Executive’s employment.  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a)	By the Company for Cause or by Executive’s Resignation Without Good Reason.

(i)	The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s resignation without Good Reason (as defined below).

(ii)
For purposes of this Agreement, “Cause” shall mean action by the Executive that constitutes misconduct, dishonesty, the failure to comply with specific directions of the Board that are consistent with the terms hereof (after having been given a reasonably detailed written notice of, and a period of twenty (20) days to cure, such misconduct or failure), a deliberate and premeditated act by Executive against the Company or its affiliates, Executive's commission of a felony, substance abuse or alcohol abuse which renders the Executive unfit to perform his duties, or any breach of the covenants set forth in Section 8 of this Agreement by Executive. Any voluntary termination of employment by the Executive in anticipation of an involuntary termination of the Executive’s employment by the Company for Cause shall be deemed to be a termination for Cause.

(iii)	If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)	the Base Salary through the date of termination;

(B)	any Annual Bonus earned but unpaid as of the date of termination for any previously completed calendar year;

(C)	reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination;

(D)	such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company; and

(E)
any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company or its affiliates or pursuant to applicable law (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”).  The Accrued Rights under this Section 7 shall in all events be paid in accordance with the Company’s normal payroll procedures, expense reimbursement procedures or plan terms, as applicable.

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a), Executive shall have no further rights to any contract damages, other compensation or any other benefits under this Agreement.

(b)	Disability or Death.

(i)
The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death or if Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan, or disability plan, covering employees of the Company or an affiliate of the Company (such incapacity is hereinafter referred to as “Disability”).

Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)	Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)	the Accrued Rights; and

(B)
the Annual Bonus, if any, that the Executive would have been entitled to receive pursuant to Section 3(b) hereof in respect of the year in which such termination occurs based upon the actual achievement of the performance goals, multiplied by a fraction the numerator of which is the number of days Executive is employed by the Company in such year and the denominator of which is the total number of days in such year, payable when such Annual Bonus would have otherwise been payable in accordance with Section 3(b) had the Executive’s employment not terminated (the "Pro-Rata Bonus").

Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b), Executive or Executive’s estate (as the case may be) shall have no further rights to any contract damages, other compensation or any other benefits under this Agreement.

(c)	By the Company Without Cause or by Executive’s Resignation With Good Reason.

(i)	The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive with Good Reason.

(ii)	For purposes of this Agreement, “Good Reason” shall mean:

(A)	Executive’s relocation by the Company outside Orange County, California;

(B)	a material diminution of Executive’s authority, duties or responsibilities as set forth in Section 2(a) hereof;

(C)	a material reduction of Executive’s Base Salary (as increased from time to time) as set forth in Section 3(a) hereof;

(D)	the failure of the Company to provide or cause to be provided to Executive any of the Employee Benefits described in Section 5 hereof; or

(E)
a requirement that Executive report to anyone other than the Board; provided that none of the events described in clauses (A) through (E) of this Section 7(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the event which constitutes Good Reason within thirty (30) days of the initial occurrence of such event and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice.

(iii)	If Executive’s employment is terminated by the Company without Cause (and not by reason of death or Disability), or by Executive with Good Reason, Executive shall be entitled to receive:

(A)	the Accrued Rights;

(B)	the Pro-Rata Bonus; and

(C)
subject to Executive’s execution of a general release of claims in a form reasonably determined by the Company (the “Release”), the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of termination and Executive’s continued compliance with the provisions of Section 8 and 9, continued payment of the Base Salary in accordance with the Company's normal payroll practices for the lesser of a period of twelve (12) months following the date of such termination or the remainder of the Employment Term, which shall commence on the sixtieth (60th) day following such termination (with the first payment equal to the cumulative amount that would have been paid in such initial sixty (60) day period); provided that aggregate amount described in this clause (C) shall be in lieu of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation with Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any contract damages, other compensation or any other benefits under this Agreement.

(d)
Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(g) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(e)
Resignation as Officer or Director.  Upon a termination of Executive’s employment hereunder, unless requested otherwise by the Company, Executive shall resign each position (if any) that Executive then holds as an officer or director of the Company or of any of its affiliates.

8.
Non-Interference/Non-Solicitation.  Executive acknowledges and recognizes that in the course of performing services for the Company, Executive will have access to certain confidential and proprietary information of the Company and its affiliates that is extremely valuable to  the Company and its affiliates and is not known to the general public. Accordingly, Executive agrees as follows:

(a)
Executive agrees that during the term of employment and until the first anniversary of the date of termination of Executive's employment with the Company or any subsidiary of the Company, as the case may be (the "Restricted Period"), the Executive will not directly or indirectly, use any Company Confidential Information (as defined in Section 9) to interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates.

(b)
Executive further agrees that during the Restricted Period, Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, or (ii) solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates; provided, however, that general advertising not directed specifically at employees of the Company or any affiliate shall not be deemed to violate this Section 8(b).

(c)
It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.
Confidentiality.  Executive will not at any time (whether during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company (“Company Confidential Information”); provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant; provided further that the foregoing shall not apply when Executive is required to divulge, disclose or make accessible such information by a court of competent jurisdiction or an individual duly appointed thereby, by any administrative body or legislative body (including a committee thereof) having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information.  Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates and/or containing any Company Confidential Information, except that he may retain personal notes, notebooks and diaries that do not contain Company Confidential Information of the type described in the preceding sentence.  Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

10.
Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.
Directors and Officers Liability Insurance.  During the Employment Term and at all relevant times, the Company shall maintain a directors’ and officers’ liability insurance policy of a commercially reasonable amount for a company of similar size and risk exposure as the Company.

12.	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

(b)
Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)
No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)
Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)
Assignment.  This Agreement shall not be assignable by Executive.  This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company.  Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(f)
Successors Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(g)
Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

El Pollo Loco, Inc.
3535 Harbor Boulevard, Suite 100
Costa Mesa, CA 92626
Attn: President

With a copy to:

Trimaran Capital Partners
1325 Avenue of the Americas, 34th Floor
New York, NY 10019

Attn: Dean Kehler

If to Executive: To the most recent address of Executive set forth below or  in the personnel records of the Company.

(h)
Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)
Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(j)	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Samuel Borgese
SAMUEL BORGESE
Address:	[redacted]
[redacted]

CHICKEN ACQUISITION CORP.,
on behalf of its subsidiary:

EL POLLO LOCO, INC.

By:	/s/ Dean Kehler
	Name:	Dean Kehler
	Title:	Director